EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Time Warner Inc. (“Time Warner”) of our report dated February 23, 2006, except as to the Restatement of Prior Financial Information section in Note 1 to the consolidated financial statements in the Form 10-K/A (as defined below) as to which the date is September 8, 2006 with respect to the consolidated financial statements and schedule of Time Warner, and our report, dated February 23, 2006, on Time Warner management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Time Warner, included in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended by Amendment No. 1 on Form 10-K/A (the “Form 10-K/A”), filed with the Securities and Exchange Commission:

1)	No. 333-53564	7)	No. 333-53580	13)	No. 333-104135
2)	No. 333-53568	8)	No. 333-65350	14)	No. 333-105384
3)	No. 333-53572	9)	No. 333-65692	15)	No. 333-116118
4)	No. 333-53574	10)	No. 333-84858	16)	No. 333-123276
5)	No. 333-53576	11)	No. 333-102787	17)	No. 333-123278
6)	No. 333-53578	12)	No. 333-104134	18)	No. 333-132070

Ernst & Young LLP
New York, New York
September 8, 2006